Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Quicksilver Resources Inc. on Form S-3 of our reports dated March 15, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standard Nos. 133, Accounting for Derivative Instruments and Hedging Activities, on January 1, 2001, and 143, Accounting for Asset Retirement Obligations, on January 1, 2003) and June 25, 2004, appearing in the Annual Report on Form 10-K of Quicksilver Resources Inc. for the year ended December 31, 2003 and in the Annual Report on Form 11-K of Quicksilver Resources Inc. 401(k) Plan for the year ended December 31, 2003, respectively, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Fort Worth, Texas

July 16, 2004